Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Nos. 333-197249, 333-190527, 333-157643, 333-132843, 333-138254, 333-129886, 333-129016, 333-176395, and 333-213427) on Form S-8, Registration Statements (Nos. 333-157123, 333-147391, and 333-174650) on Form S-3, and Registration Statements (Nos. 333-194938, 333-190902 and 333-225287) on Form S-4 of Fidelity National Financial, Inc. of our report dated June 24, 2019 with respect to the financial statements and supplemental schedule of Fidelity National Financial Group 401(k) Profit Sharing Plan included in this Annual Report on Form 11-K as of and for the years ended December 31, 2018 and 2017.

/s/ Dixon Hughes Goodman LLP
Atlanta, Georgia
June 24, 2019